April 2018

Preliminary Terms No. 477
Registration Statement Nos. 333-221595; 333-221595-01
Dated April 4, 2018
Filed pursuant to Rule 433

Morgan Stanley Finance LLC

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Accelerated Return Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 11, 2023

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley.  The securities will pay no interest, provide a minimum payment at maturity of only 5% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document.  The payment at maturity on the securities will be based on the value of the worst performing of the S&P 500® Index and the Russell 2000® Index, which we refer to as the underlying indices. The final average index value for each underlying index, which will be used to determine the worst performing underlying index and to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value of such underlying index on each of the averaging dates.  At maturity, if the final average index value of each underlying index is greater than or equal to 121% of its respective initial index value, you will receive 141.50% of the stated principal amount for each security that you hold at maturity plus 3.34% for each 1.00% by which the final average index value of the worst performing underlying index exceeds 121% of its respective initial index value, subject to the maximum payment at maturity.  If the final average index value of either underlying index is less than 121% of its respective initial index value but the final average index value of neither underlying index is less than its respective initial index value, you will receive 110% of the stated principal amount for each security plus 1.50% for each 1.00% by which the final average index value of the worst performing underlying index exceeds its respective initial index value.  If the final average index value of either underlying index is less than its respective initial index value but the final average index value of neither underlying index is less than 95% of its respective initial index value, you will receive the stated principal amount of your investment plus a positive return equal to 2.00% for each 1.00% by which the final average index value of the worst performing underlying index exceeds 95% of its respective initial index value.  However, if either underlying index declines in value by more than 5% from its initial index value to its final average index value, the payment due at maturity will be less than the stated principal amount of the securities.  Under these circumstances, you will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 5% of the stated principal amount.  Investors may lose up to 95% of the stated principal amount of the securities.  Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index beyond the buffer amount will result in a loss of your investment, even if the other underlying index has appreciated or has not declined as much.  These long-dated securities are for investors who seek a return based on the performance of the worst performing of the underlying indices and who are willing to risk their principal, risk exposure to the worst performing of the two underlying indices and forgo current income and returns above the maximum payment at maturity in exchange for the upside leverage and buffer features that in each case apply to a limited range of performance of the underlying indices..  The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	September 11, 2023
Underlying indices:	S&P 500® Index (the “SPX Index”) and Russell 2000® Index (the “RTY Index”)
Stated principal amount / issue price:	$1,000 per security
Aggregate principal amount:	$
Payment at maturity per security:	• If the final average index value of each underlying index is greater than or equal to 121% of its respective initial index value:
$1,000 + $1,000 × [(index performance factor of the worst performing underlying index – 121%) × 334%] + $415
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final average index value of either underlying index is less than 121% of its respective initial index value but the final average index value of neither underlying index is less than its respective initial index value:
$1,000 + $1,000 × [(index performance factor of the worst performing underlying index – 100%) × 150%] + $100
• If the final average index value of either underlying index is less than its respective initial index value but the final average index value of neither underlying index is less than 95% of its respective initial index value:
$1,000 + $1,000 × [(index performance factor of the worst performing underlying index – 95%) × 200%]
• If the final average index value of either underlying index is less than 95% of its respective initial index value, meaning the value of either underlying index has declined by more than the buffer amount of 5% from its respective initial index value:
($1,000 × the index performance factor of the worst performing underlying index) + $50
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity be less than $50 per security.
Index performance factor:	With respect to each underlying index, final average index value / initial index value
Worst performing underlying index:	The underlying index with the lesser index performance factor
Initial index value:

With respect to the SPX Index, 2,614.45, which is the index closing value of the SPX Index on April 3, 2018

With respect to the RTY Index, 1,512.155, which is the index closing value of the RTY Index on April 3, 2018

Final average index value:	With respect to each underlying index, the arithmetic average of the index closing value of such underlying index on each of the averaging dates
Averaging dates:	With respect to each underlying index, each index business day on which there is no market disruption event with respect to such underlying index during the approximately 3-month period from and including June 6, 2023 to and including September 6, 2023
Buffer amount:	5%
Maximum payment at maturity:	$2,116.40 per security (211.64% of the stated principal amount)
Minimum payment at maturity:	$50 per security (5% of the stated principal amount)
Pricing date:	April 4, 2018
Original issue date:	April 9, 2018 (3 business days after the pricing date)
CUSIP / ISIN:	61768CT31 / US61768CT319
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $972.30 per security, or within $20.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(3)
Per security	$1,000	$15	$985
Total	$	$	$
(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $15 for each security they sell. See "Supplemental information regarding plan of distribution; conflicts of interest." For additional information, see "Plan of Distribution (Conflicts of Interest)" in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 19.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2017       Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Morgan Stanley Finance LLC
Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 11, 2023 Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Accelerated Return Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 11, 2023 (the “securities”) can be used:

▪	To gain exposure to the worst performing of the S&P 500® Index and the Russell 2000® Index

▪	To potentially obtain leveraged exposure to the worst performing of the S&P 500® Index and the Russell 2000® Index within a certain range of performance, subject to the maximum payment at maturity

▪	To obtain a buffer against a specified level of negative performance of the worst performing of the S&P 500® Index and the Russell 2000® Index

The securities are exposed on a 1:1 basis to the percentage decline of the final average index value of the worst performing underlying index from its respective initial index value beyond the buffer amount of 5%. Accordingly, 95% of your principal is at risk (e.g., a 50% depreciation in the worst performing underlying index will result in a payment at maturity of $550 per security).

Maturity:	Approximately 5 years and 5 months
Buffer amount:	5%
Maximum payment at maturity:	$2,116.40 per security (211.64% of the stated principal amount)
Minimum payment at maturity:	$50 per security (5% of the stated principal amount). Investors may lose up to 95% of the stated principal amount of the securities.
Coupon:	None

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $972.30, or within $20.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the buffer amount and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on

April 2018	Page 2

Morgan Stanley Finance LLC
Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 11, 2023 Principal at Risk Securities

values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC
Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 11, 2023 Principal at Risk Securities

Key Investment Rationale

The securities offer exposure to the worst performing of the S&P 500® Index and the Russell 2000® Index while providing limited protection against negative performance of the underlying indices. The final average index value for each underlying index, which will be used to determine the worst performing underlying index and to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value of such underlying index on each of the averaging dates. At maturity, if the final average index value of each underlying index is greater than or equal to 121% of its respective initial index value, you will receive 141.50% of the stated principal amount for each security that you hold at maturity plus 3.34% for each 1.00% by which the final average index value of the worst performing underlying index exceeds 121% of its respective initial index value, subject to the maximum payment at maturity.  If the final average index value of either underlying index is less than 121% of its respective initial index value but the final average index value of neither underlying index is less than its respective initial index value, you will receive 110% of the stated principal amount for each security plus 1.50% for each 1.00% by which the final average index value of the worst performing underlying index exceeds its respective initial index value.  If the final average index value of either underlying index is less than its respective initial index value but the final average index value of neither underlying index is less than 95% of its respective initial index value, you will receive the stated principal amount of your investment plus a positive return equal to 2.00% for each 1.00% by which the final average index value of the worst performing underlying index exceeds 95% of its respective initial index value.  However, if the final average index value of either underlying index declines in value by more than 5% from its respective initial index value, the payment due at maturity will be less than the stated principal amount of the securities.  Under these circumstances, you will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 5% of the stated principal amount.  Investors may lose up to 95% of the stated principal amount of the securities.

Upside Scenario 1: Leveraged Performance Up to Cap	The final average index value of each underlying index is greater than or equal to 121% of its respective initial index value, and, at maturity, you will receive 141.50% of the stated principal amount for each security that you hold at maturity plus 3.34% for each 1.00% by which the final average index value of the worst performing underlying index exceeds 121% of its respective initial index value, subject to the maximum payment at maturity.
Upside Scenario 2: Leveraged Performance Within a Specified Range	The final average index value of either underlying index is less than 121% of its respective initial index value but the final average index value of neither underlying index is less than its respective initial index value, and, at maturity, you will receive 110% of the stated principal amount for each security plus 1.50% for each 1.00% by which the final average index value of the worst performing underlying index exceeds its respective initial index value.
Upside Scenario 3: Leveraged Performance in a Moderately Bearish Scenario	The final average index value of either underlying index is less than its respective initial index value but the final average index value of neither underlying index is less than 95% of its respective initial index value, and, at maturity, you will receive the stated principal amount of your investment plus 2.00% for each 1.00% by which the final average index value of the worst performing underlying index exceeds 95% of its respective initial index value.
Downside Scenario

The final average index value of either underlying index is less than 95% of its respective initial index value, meaning that either underlying index has decreased from its respective initial index value by an amount greater than the buffer amount of 5%.  At maturity, the securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the worst performing underlying index from its respective initial index value, plus the buffer amount of 5%.  (Example: if the worst performing underlying index decreases in value by 50%, the securities will redeem for $550, or 55% of the stated principal amount.)  The minimum payment at maturity is $50 per security.

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index by an amount greater than the buffer amount will result in a loss of your investment, even if the other underlying index has appreciated or has not declined as much.

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Morgan Stanley Finance LLC
Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 11, 2023 Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities.  The following examples are for illustrative purposes only.  The actual initial index value for each underlying index is set forth on the cover of this document.  The payment at maturity on the securities is subject to our credit risk.  The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial index values:	With respect to the SPX Index: 2,500 With respect to the RTY Index: 1,500
Buffer amount:

5%.  As a result of the buffer amount of 5%, the hypothetical value at or above which the final average index value of each underlying index must be so that investors do not suffer a loss on their initial investment in the securities is:

with respect to the SPX Index: 2,375, which is 95% of its hypothetical initial index value; and

with respect to the RTY Index: 1,425, which is 95% of its hypothetical initial index value.

Maximum Payment at Maturity:	$2,116.40 per security (211.64% of the stated principal amount)
Minimum Payment at Maturity:	$50 per security (5% of the stated principal amount)

EXAMPLE 1: Both underlying indices appreciate significantly and so investors receive only the maximum payment at maturity.

Final average index value		SPX Index: 5,000
RTY Index: 2,925
Index performance factor		SPX Index: 5,000 / 2,500 = 200% RTY Index: 2,925 / 1,500 = 195%
Payment at maturity	=	$1,000 + $1,000 × [(index performance factor of the worst performing underlying index – 121%) × 334%] + $415, subject to the maximum payment at maturity
	=	$1,000 + $1,000 × [(195% – 121%) × 334%] + $415, subject to the maximum payment at maturity
	=	maximum payment at maturity of $2,116.40

In example 1, the SPX Index has appreciated by 100% while the RTY Index has appreciated by 95%.  Therefore, investors receive at maturity 141.50% of the stated principal amount for each security plus 3.34% for each 1.00% by which the final average index value of the RTY Index, which is the worst performing underlying index in this example, exceeds 121% of its respective initial index value, subject to the maximum payment at maturity of $2,116.40 per stated principal amount.  Under the terms of the securities, investors will realize the maximum payment at maturity at a final average index value of the worst performing underlying index of 142% of its respective initial index value.  Therefore, in this example, investors receive only the maximum payment at maturity of $2,116.40 per security at maturity, even though both underlying indices have appreciated significantly.

EXAMPLE 2: The final average index values of both underlying indices are greater than or equal to 121% of their respective initial index values, and investors receive 141.50% of the stated principal amount for each security plus 3.34% for each 1.00% by which the final average index value of the worst performing underlying index exceeds 121% of its respective initial index value.

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Morgan Stanley Finance LLC
Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 11, 2023 Principal at Risk Securities
Final average index value		SPX Index: 3,125
RTY Index: 1,815
Index performance factor		SPX Index: 3,125 / 2,500 = 125% RTY Index: 1,830 / 1,500 = 122%
Payment at maturity	=	$1,000 + $1,000 × [(index performance factor of the worst performing underlying index – 121%) × 334%] + $415, subject to the maximum payment at maturity
	=	$1,000 + $1,000 × [(122% – 121%) × 334%] + $415, subject to the maximum payment at maturity
	=	$1,448.40

In example 2, the SPX Index has appreciated by 25% while the RTY Index has appreciated by 22%.  Therefore, investors receive at maturity 141.50% of the stated principal amount for each security plus 3.34% for each 1.00% by which the final average index value of the RTY Index, which is the worst performing underlying index in this example, exceeds 121% of its respective initial index value, subject to the maximum payment at maturity of $2,116.40 per stated principal amount.  In this example, investors receive a payment at maturity of $1,448.40 per security.

EXAMPLE 3: The final average index value of one underlying index is less than 121% of its respective initial index value but the final average index value of neither underlying index is less than its respective initial index value.  Therefore, investors receive 110% of the stated principal amount for each security plus 1.50% for each 1.00% by which the final average index value of the worst performing underlying index exceeds its respective initial index value.

Final average index value		SPX Index: 2,950
RTY Index: 1,650
Index performance factor		SPX Index: 2,950 / 2,500 = 118% RTY Index: 1,650 / 1,500 = 110%
Payment at maturity	=	$1,000 + $1,000 × [(index performance factor of the worst performing underlying index – 100%) × 150%] + $100
	=	$1,000 + $1,000× [(110% – 100%) × 150%] + $100
	=	$1,250

In example 3, the SPX Index has appreciated by 18% while the RTY Index has appreciated by 10%.  Therefore, investors receive at maturity 110% of the stated principal amount for each security plus 1.50% for each 1.00% by which the final average index value of the RTY Index, which is the worst performing underlying index in this example, exceeds its respective initial index value.  In this example, investors receive a payment at maturity of $1,250 per security.

EXAMPLE 4: One underlying index appreciates from its respective initial index value while the other declines from its initial index value, but neither underlying index has decreased from its initial index value by an amount greater than the buffer amount of 5%.  Investors receive the stated principal amount for each security plus 2.00% for each 1.00% by which the final average index value of the worst performing underlying index is greater than 95% of its respective initial index value.

Final average index value		SPX Index: 2,750
RTY Index: 1,440
Index performance factor		SPX Index: 2,750 / 2,500 = 110% RTY Index: 1,440 / 1,500 = 96%
Payment at maturity	=	$1,000 + $1,000 × [(index performance factor of the worst performing underlying index – 95%) × 200%]

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Morgan Stanley Finance LLC
Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 11, 2023 Principal at Risk Securities
=	$1,000 + $1,000 × [(96% – 95%) × 200%]
=	$1,020

In example 4, the final average index value of the SPX Index is 110% of its initial index value, while the final average index value of the RTY Index is 96% of its initial index value.  The SPX Index has appreciated by 10%, while the RTY Index has declined by 4%, and, therefore, neither underlying index has decreased from its initial index value by an amount greater than the buffer amount of 5%. Investors receive a payment at maturity of $1,020 per security and do not benefit from the appreciation in the SPX Index over the term of the securities.

EXAMPLE 5: One underlying index appreciates while the other declines by an amount greater than the buffer amount over the term of the securities, and so investors are exposed to the decline in the worst performing underlying index from its initial index value beyond the buffer amount.

Final average index value		SPX Index: 1,250
RTY Index: 1,650
Index performance factor		SPX Index: 1,250 / 2,500 = 50% RTY Index: 1,650 / 1,500 = 110%
Payment at maturity	=	($1,000 × the index performance factor of the worst performing underlying index) + $50
	=	($1,000 × 50%) + $50
	=	$550

In example 5, the final average index value of the RTY Index is greater than its initial index value, while the final average index value of the SPX Index is less than its initial index value.  The RTY Index has appreciated by 10%, while the SPX Index has declined by 50%, which is an amount greater than the buffer amount of 5%.  Therefore, investors are exposed to the negative performance of the SPX Index, which is the worst performing underlying index in this example, and receive a payment at maturity of $550 per security.  Under these circumstances, investors would lose 1% for every 1% decline in the value of the worst performing underlying index beyond the buffer amount of 5%, subject to the minimum payment at maturity of $50 per security.

EXAMPLE 6: The final average index values of both underlying indices depreciate significantly from their respective initial index values, and so investors are exposed to the decline in the worst performing underlying index from its initial index value beyond the buffer amount.

Final average index value		SPX Index: 750
RTY Index: 600
Index performance factor		SPX Index: 750 / 2,500 = 30% RTY Index: 600 / 1,500 = 40%
Payment at maturity	=	($1,000 × the index performance factor of the worst performing underlying index) + $50
	=	($1,000 × 30%) + $50
	=	$350

In example 6, the final average index values of both the SPX Index and the RTY Index are less than 95% of their respective initial index values.  The SPX Index has declined by 70% and the RTY Index has declined by 60%.  Therefore, investors are exposed to the negative performance of the SPX Index, which is the worst performing underlying index in this example, and receive a payment at maturity of $350 per security.  Under these circumstances, investors would lose 1% for every 1% decline in the value of the worst performing underlying index beyond the buffer amount of 5%, subject to the minimum payment at maturity of $50 per security.

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Morgan Stanley Finance LLC
Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 11, 2023 Principal at Risk Securities

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index of more than 5% from its respective initial index value will result in a loss, and possibly a significant loss, of your investment, even if the other underlying index has appreciated or has not declined as much.  You could lose up to 95% of your investment in the securities.

In addition, the final average index value for each underlying index, which will be used to determine the worst performing underlying index and to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value of such underlying index on each of the averaging dates.  See “Risk Factors—The amount payable on the securities is based on the arithmetic average of the closing values of the underlying indices on each of the averaging dates during the approximately 3-month period from and including June 6, 2023 to and including September 6, 2023, and therefore the payment at maturity may be less than if it were based solely on the closing values on the final averaging date.”

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Morgan Stanley Finance LLC
Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 11, 2023 Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest and provide for a minimum payment at maturity of only 5% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for a minimum return of only 5% of the principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final average index value of the worst performing underlying index. The final average index value for each underlying index, which will be used to determine the worst performing underlying index and to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value of such underlying index on each of the averaging dates. If the final average index value of either underlying index is less than 95% of its respective initial index value, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the worst performing underlying index beyond the buffer amount, and you will lose money on your investment. You could lose up to 95% of the stated principal amount of the securities.

▪	The appreciation potential of the securities is limited by the maximum payment at maturity. The appreciation potential of the securities is limited by the maximum payment at maturity of $2,116.40 per security (211.64% of the stated principal amount). Although the securities provide leveraged exposure to any increase in the final average index value of the worst performing underlying index over 95% of its respective initial index value, because the payment at maturity will be limited to 211.64% of the stated principal amount for the securities, any increase in the final average index value of the worst performing underlying index over 142% of its respective initial index value will not further increase the return on the securities.

▪	You are exposed to the price risk of both underlying indices. Your return on the securities is not linked to a basket consisting of both underlying indices. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices. Poor performance by either underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. If the final average index value of either underlying index declines by an amount greater than the buffer amount, you will lose some or a significant portion of your investment at maturity, even if the other underlying index has appreciated or has not declined as much. Accordingly, your investment is subject to the price risk of both underlying indices. Additionally, even if you do receive a positive return on your investment, your return will be based only on the performance of the worst performing underlying index.

▪	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a loss on your investment than if the securities were linked to just one underlying index. The risk that you will suffer a loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that the final average index value of either underlying index will decline to below 95% of its respective initial index value than if the securities were linked to only one underlying index. Therefore, it is more likely that you will suffer a loss on your investment.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value and the volatility (frequently and magnitude of changes in value) of the underlying indices, interest and yield rates, time remaining to maturity, dividend rates on the securities underlying the SPX Index or the RTY Index, the composition of the underlying indices and any changes in the constituent stocks of the underlying indices, geopolitical conditions and economic, financial, political and regulatory or judicial events and any

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Morgan Stanley Finance LLC
Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 11, 2023 Principal at Risk Securities

actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The levels of the underlying indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “S&P 500® Index Overview” and “Russell 2000® Index Overview” below.  You may receive less than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	The amount payable on the securities is based on the arithmetic average of the closing values of the underlying indices on each of the averaging dates during the approximately 3-month period from and including June 6, 2023 to and including September 6, 2023, and therefore the payment at maturity may be less than if it were based solely on the closing values on the final averaging date. The amount payable at maturity will be calculated by reference to the average of the closing values of the underlying indices on the averaging dates during the period from and including June 6, 2023 to and including September 6, 2023. Therefore, in calculating the final average index value of each underlying index, positive performance of such underlying index as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final average index value of each underlying index, calculated based on the closing values of such underlying index on each of the averaging dates, may be less than the closing value of such underlying index on the final averaging date, and as a result, the payment at maturity you receive may be less than if it were based solely on the closing values of the underlying indices on the final averaging date. Investing in the securities is not the same as investing in securities that offer 1-to-1 exposure to the performance of the underlying indices.

▪	Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of either underlying index may add, delete or substitute the stocks underlying such index or make other methodological changes

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that could change the value of such underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of such underlying index may also discontinue or suspend calculation or publication of such underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

▪	Not equivalent to investing in the underlying indices. Investing in the securities is not equivalent to investing in the underlying indices or their component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying indices.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which

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you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and possibly to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to April 3, 2018 could have increased the initial index value of either underlying index, and, therefore, could have increased the value at or above which such underlying index must close on the averaging dates so that investors do not suffer a loss on their initial investment in the securities (depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the securities, including on the averaging dates, could adversely affect the value of either underlying index on the averaging dates, and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying index).

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. has determined the initial index values, will determine the final average index values and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final average index values in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-

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term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on April 3, 2018:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	2,614.45
52 Weeks Ago:	2,358.84
52 Week High (on 1/26/2018):	2,872.87
52 Week Low (on 4/13/2017):	2,328.95

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2013 through April 3, 2018.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period.  The closing value of the SPX Index on April 3, 2018 was 2,614.45.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

S&P 500® Index Daily Index Closing Values January 1, 2013 to April 3, 2018

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S&P 500® Index	High	Low	Period End
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter (through April 3, 2018)	2,614.45	2,581.88	2,614.45

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC.  For more information, see “S&P 500® Index” in the accompanying index supplement.

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Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on April 3, 2018:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,512.155
52 Weeks Ago:	1,369.668
52 Week High (on 1/23/2018):	1,610.706
52 Week Low (on 4/13/2017):	1,345.244

The following graph sets forth the daily closing values of the RTY Index for the period from January 1, 2013 through April 3, 2018.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter in the same period.  The closing value of the RTY Index on April 3, 2018 was 1,512.155.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance.

Russell 2000® Index Daily Index Closing Values January 1, 2013 to April 3, 2018

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Russell 2000® Index	High	Low	Period End
2013
First Quarter	953.068	872.605	951.542
Second Quarter	999.985	901.513	977.475
Third Quarter	1,078.409	989.535	1,073.786
Fourth Quarter	1,163.637	1,043.459	1,163.637
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.964	1,095.986	1,192.964
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter	1,204.159	1,097.552	1,135.889
2016
First Quarter	1,114.028	953.715	1,114.028
Second Quarter	1,188.954	1,089.646	1,151.923
Third Quarter	1,263.438	1,139.453	1,251.646
Fourth Quarter	1,388.073	1,156.885	1,357.130
2017
First Quarter	1,413.635	1,345.598	1,385.920
Second Quarter	1,425.985	1,345.244	1,415.359
Third Quarter	1,490.861	1,356.905	1,490.861
Fourth Quarter	1,548.926	1,464.095	1,535.511
2018
First Quarter	1,610.706	1,463.793	1,529.427
Second Quarter (through April 3, 2018)	1,512.155	1,492.531	1,512.155

The “Russell 2000® Index” is a trademark of FTSE Russell.  For more information, see “Russell 2000® Index” in the accompanying index supplement.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publisher:	With respect to the SPX Index, S&P Dow Jones Indices LLC With respect to the RTY Index, FTSE Russell
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Accelerated return securities:	The accompanying product supplement refers to these accelerated return securities as the “Buffered PLUS.”
Averaging dates:	As set forth on the cover hereof. If any scheduled averaging date, including September 6, 2023, is not an index business day with respect to an underlying index or if a market disruption event occurs on any averaging date with respect to either underlying index, such day will not be counted for the purposes of calculating the final average index value solely for such affected underlying index.
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:
▪	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.
▪	Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury

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regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”).  Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”).  However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2019 that do not have a delta of one with respect to any Underlying Security.

Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date.  However, we will provide an updated determination in the pricing supplement.  Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and

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hedging the securities.

On or prior to April 3, 2018, we hedged our anticipated exposure in connection with the securities, by entering into hedging transactions with our affiliates and/or third-party dealers.  We expect our hedging counterparties to have taken positions in the stocks constituting the underlying indices and in futures and/or options contracts on the underlying indices or their component stocks listed on major securities markets.  Such purchase activity could have increased the initial index value of either underlying index, and, therefore, could have increased the value at or above which such underlying index must close on the averaging dates so that investors do not suffer a loss on their initial investment in the securities (depending also on the performance of the other underlying index).  In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the averaging dates, by purchasing and selling the stocks constituting the underlying indices, futures and/or options contracts on the underlying indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach.  We cannot give any assurance that our hedging activities will not affect the value of either underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity (depending also on the performance of the other underlying index).  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”).  ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.

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Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

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(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $15 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our

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principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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